ENERGYTEC ANNOUNCES RELOCATION OF CORPORATE OFFICES

DALLAS, Texas, January 19, 2007 – Energytec, Inc. (OTC: EYTC) announced today that the Company is relocating its corporate offices to the Preston Park Financial Center in Plano, Texas. Effective Monday, January 22, 2007, the Company’s physical and mailing address will be:

Energytec, Inc.
Comanche Well Service Corporation
4965 Preston Park Boulevard
Suite 270-E
Plano, Texas 75093
972-985-6715 Phone
972-985-6714 Fax

Energytec has entered into a five-year lease agreement with CPR Holdings V, L.P. The relocation from executive suites to private offices will allow the Company to realize substantial monthly savings in rent expense. Additionally, the Company will save on postage, telephone, internet, and copier expenses by the elimination of add-on charges assessed by executive suite operator. The Company has substantial expansion space available in the new offices to accommodate, for example, additional personnel, technical presentations, and a new acquisitions and engineering department.

ABOUT ENERGYTEC

Energytec, Inc. is an independent oil and gas company based in Plano, Texas principally engaged in acquisition and development of mature fields. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field. For further information, call Energytec at 972-985-6715 or email the Company at energytec@energytec.com. The Company also maintains a website, www.newenergytec.com, which contains, among other items, pertinent corporate information and links to filings with the SEC.

The statements included in this document concerning Management’s plans and objectives, including those related to the effective date of the relocation and expected savings constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited, to the ability of the Company and the lessor to meet the terms and conditions of the lease agreement, unexpected increases in tenant costs, unexpected weather delays and acts of God. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur.